                  AGREEMENT AND PLAN OF REORGANIZATION


                             BY AND BETWEEN


                    JEFFERSON SAVINGS BANCORP, INC.


                                  AND


                       UNION PLANTERS CORPORATION


                     DATED AS OF SEPTEMBER 20, 2000



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                        TABLE OF CONTENTS
                                                           Page
                                                           ----
Parties                                                      1
   1.1    Merger                                             2
ARTICLE 2 - TERMS OF MERGER                                  3
   2.1    Charter                                            3
   2.2    Bylaws                                             3
   2.3    Directors and Officers                             3
ARTICLE 3 - MANNER OF CONVERTING SHARES                      3
   3.1    Conversion of Shares                               3
   3.2    Anti-Dilution Provisions                           4
   3.3    Shares Held by Jefferson or UPC                    4
   3.4    Fractional Shares                                  4
   3.5    Conversion of Stock Rights                         5
ARTICLE 4 - EXCHANGE OF SHARES                               6
   4.1    Exchange Procedures                                6
   4.2    Rights of Former Jefferson Stockholders            7
ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF JEFFERSON      8
   5.1    Organization, Standing, and Power                  8
   5.2    Authority; No Breach By Agreement                  8
   5.3    Capital Stock                                      9
   5.4    Jefferson Subsidiaries                             9
   5.5    SEC Filings; Financial Statements                 10
   5.6    Absence of Undisclosed Liabilities                10
   5.7    Absence of Certain Changes or Events              11
   5.8    Tax Matters                                       11
   5.9    Assets                                            12
   5.10   Environmental Matters                             13
   5.11   Compliance with Laws                              14
   5.12   Labor Relations                                   14
   5.13   Employee Benefit Plans                            14
   5.14   Material Contracts                                17
   5.15   Legal Proceedings                                 18
   5.16   Reports                                           18
   5.17   Statements True and Correct                       18
   5.18   Tax and Regulatory Matters                        18
   5.19   State Takeover Laws                               19
   5.20   Charter Provisions                                19
   5.21   Rights Agreement                                  19
   5.22   Derivatives                                       19
   5.23   Opinion of Financial Advisor                      19
ARTICLE 6 - REPRESENTATIONS AND WARRANTIES OF UPC           20
   6.1    Organization, Standing, and Power                 20
   6.2    Authority; No Breach By Agreement                 20

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   6.3    Capital Stock                                     21
   6.4    UPC Subsidiaries                                  21
   6.5    SEC Filings; Financial Statements                 21
   6.6    Absence of Undisclosed Liabilities                22
   6.7    Absence of Certain Changes or Events              22
   6.8    Tax Matters                                       22
   6.9    Environmental Matters                             24
   6.10   Compliance with Laws                              25
   6.11   Legal Proceedings                                 25
   6.12   Reports                                           25
   6.13   Statements True and Correct                       25
   6.14   Tax and Regulatory Matters                        26
   6.15   Employee Benefit Plans                            26
   6.16   Derivatives                                       27
ARTICLE 7 - CONDUCT OF BUSINESS PENDING CONSUMMATION        27
   7.1    Affirmative Covenants of Both Parties             27
   7.2    Negative Covenants of Jefferson                   27
   7.3    Adverse Changes in Condition                      29
   7.4    Reports                                           29
ARTICLE 8 - ADDITIONAL AGREEMENTS                           30
   8.1    Registration Statement; Proxy Statement;
            Stockholder Approval                            30
   8.2    Exchange Listing                                  31
   8.3    Applications                                      31
   8.4    Filings with State Offices                        31
   8.5    Agreement as to Efforts to Consummate             31
   8.6    Investigation and Confidentiality                 31
   8.7    Press Releases                                    32
   8.8    Certain Actions                                   32
   8.9    Tax Treatment                                     33
   8.10   State Takeover Laws                               33
   8.11   Charter Provisions                                33
   8.12   Rights Agreement                                  33
   8.13   Agreement of Affiliates                           33
   8.14   Employee Benefits and Contracts                   34
   8.15   Indemnification                                   34
ARTICLE 9 - CONDITIONS PRECEDENT TO OBLIGATIONS TO
   CONSUMMATE                                               36
   9.1    Conditions to Obligations of Each Party           36
   9.2    Conditions to Obligations of UPC                  38
   9.3    Conditions to Obligations of Jefferson            39
ARTICLE 10 - TERMINATION                                    40
   10.1   Termination                                       40
   10.2   Effect of Termination                             43
   10.3   Non-Survival of Representations and Covenants     43

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ARTICLE 11 - MISCELLANEOUS                                  43
   11.1   Definitions                                       43
   11.2   Expenses                                          52
   11.3   Brokers and Finders                               53
   11.4   Entire Agreement                                  53
   11.5   Amendments                                        53
   11.6   Waivers                                           53
   11.7   Assignment                                        54
   11.8   Notices                                           54
   11.9   Governing Law                                     55
   11.10  Counterparts                                      55
   11.11  Captions                                          55
   11.12  Interpretations                                   55
   11.13  Enforcement of Agreement                          56
   11.14  Severability                                      56
Signatures                                                  57

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                           LIST OF EXHIBITS
                           ----------------


EXHIBIT NUMBER   DESCRIPTION
--------------   -----------

      1.         Form of Stock Option Agreement.  (Section 1.4).

      2.         Form of Plan of Merger.  (Section 1.1)

      3.         Form of Affiliate Agreement.  (Sections 8.13, 9.2(d)).

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                 AGREEMENT AND PLAN OF REORGANIZATION
                 ------------------------------------


THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into as of September 20, 2000, by and between JEFFERSON SAVINGS BANCORP, INC. ("Jefferson"), a corporation organized and existing under the Laws of the State of Delaware, with its principal office located in Ballwin, Missouri; and UNION PLANTERS CORPORATION ("UPC"), a corporation organized and existing under the Laws of the State of Tennessee, with its principal office located in Memphis, Tennessee.


                               PREAMBLE
                               --------

          The Boards of Directors of Jefferson and UPC are of the opinion that the transactions described herein are in the best interests of the parties to this Agreement and their respective stockholders. This Agreement provides for the acquisition of Jefferson by UPC pursuant to the merger (the "Merger") of Jefferson with and into Union Planters Holding Corporation ("UPHC"), a wholly-owned subsidiary of UPC organized under the Laws of the State of Tennessee. At the effective time of the Merger, the outstanding shares of the common stock of Jefferson shall be converted into shares of the common stock of UPC (except as provided herein). As a result, stockholders of Jefferson shall become stockholders of UPC, and UPHC shall continue to conduct the business and operations of Jefferson as a wholly-owned subsidiary of UPC. The transactions described in this Agreement are subject to the approvals of the stockholders of Jefferson, the Board of Governors of the Federal Reserve System, and certain state regulatory authorities, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger (i) for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code and (ii) for accounting purposes shall be treated as a purchase transaction.

          Immediately after the execution and delivery of this Agreement, as a condition and inducement to UPC's willingness to enter into this Agreement, Jefferson and UPC are entering into a stock option agreement (the "Stock Option Agreement"), in substantially the form of
Exhibit 1, pursuant to which Jefferson is granting to UPC an option to purchase shares of Jefferson Common Stock.

          Certain terms used in this Agreement are defined in Section
11.1 of this Agreement.

          NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties agree as follows:

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                               ARTICLE 1
                   TRANSACTIONS AND TERMS OF MERGER
                   --------------------------------

          1.1  MERGER.  Subject to the terms and conditions of this
               ------
Agreement, at the Effective Time, Jefferson shall be merged with and into UPHC in accordance with the provisions of Section 252 of the DGCL and with the effect provided in Section 259 of the DGCL and in accordance with the provisions of Section 48-21-109 of the TBCA and with the effect provided in Section 48-21-108 of the TBCA (the "Merger"). UPHC shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Tennessee. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Jefferson and UPC, and the Plan of Merger, in substantially the form of Exhibit 2, which has been approved and adopted by the Board of Directors of Jefferson and will be approved and adopted by the Board of Directors of UPHC and by UPC as the sole shareholder of UPHC. UPC shall cause UPHC to execute the Plan of Merger prior to the Effective Time.

          1.2  TIME AND PLACE OF CLOSING.  The consummation of the
               -------------------------
Merger (the "Closing") shall take place at 9:00 A.M., Central Time, on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M., Central Time), or at such other time as the Parties, acting through their duly authorized officers, may mutually agree. The place of Closing shall be at such location as may be mutually agreed upon by the Parties.

          1.3  EFFECTIVE TIME.  The Merger and the other transactions
               --------------
contemplated by this Agreement shall become effective on the date and at the time the Certificate of Merger shall become effective with the Secretary of State of the State of Delaware and the Articles of Merger shall become effective with the Secretary of State of the State of Tennessee (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the duly authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on or before the 15th business day (as designated by UPC) following the last to occur of
(i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger and (ii) the date on which the stockholders of Jefferson approve the matters relating to this Agreement required to be approved by such stockholders by applicable Law.

          1.4  EXECUTION OF STOCK OPTION AGREEMENT.  Immediately
               -----------------------------------
after the execution of this Agreement and as a condition hereto, Jefferson is executing and delivering to UPC the Stock Option Agreement.

          1.5  RESTRUCTURE OF TRANSACTION.  UPC shall, in its
               --------------------------
reasonable discretion, have the unilateral right to revise the structure of the Merger contemplated by this Agreement in order to achieve tax benefits or for any other reason which UPC may deem advisable; provided, however, that UPC shall not have the right, without the approval of the Board of Directors of Jefferson and, if required by applicable Law, the holders of the Jefferson Common Stock, to make any revision to the structure of the Merger which: (i) changes the amount of the consideration which the holders of shares of Jefferson Common Stock are entitled to receive (determined in the

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manner provided in Section 3.1 of this Agreement); (ii) changes the intended tax-free effects of the Merger to UPC, Jefferson, or the holders of shares of Jefferson Common Stock; (iii) would permit UPC to pay the consideration other than by delivery of UPC Common Stock registered with the SEC (in the manner described in Section 4.1 of this Agreement); (iv) would be materially adverse to the interests of Jefferson or adverse to the holders of shares of Jefferson Common Stock; (v) would materially impede or delay consummation of the Merger; or (vi) would require a vote of UPC's stockholders under relevant state Law. UPC may exercise this right of revision by giving written notice to Jefferson in the manner provided in Section 11.8 of this Agreement which notice shall be in the form of an amendment to this Agreement or in the form of an Amended and Restated Agreement and Plan of Reorganization. The Parties shall execute such documents as necessary to effect the revised structure of the Merger, including such changes as required to retain the tax-free character of the Merger.


                               ARTICLE 2
                            TERMS OF MERGER
                            ---------------

          2.1  CHARTER.  The Charter of UPHC in effect immediately
               -------
prior to the Effective Time shall be the Charter of the Surviving
Corporation after the Effective Time until otherwise amended or repealed.

          2.2  BYLAWS.  The Bylaws of UPHC in effect immediately
               ------
prior to the Effective Time shall be the Bylaws of the Surviving
Corporation after the Effective Time until otherwise amended or repealed.

          2.3  DIRECTORS AND OFFICERS.  The directors of UPHC in
               ----------------------
office immediately prior to the Effective Time, together with such additional individuals thereafter elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of UPHC in office immediately prior to the Effective Time, together with such additional individuals thereafter elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.


                               ARTICLE 3
                      MANNER OF CONVERTING SHARES
                      ---------------------------

          3.1  CONVERSION OF SHARES.  Subject to the provisions of
               --------------------
this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of UPC or Jefferson, or the stockholders of either of the foregoing, the shares of the constituent corporations shall be converted as follows:

          (a) Each share of UPC Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time and be unaffected solely as a result of the Merger.

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          (b)  Each share of UPHC Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time and be unaffected solely as a result of the Merger.

          (c) Each share of Jefferson Common Stock (including any associated Preferred Stock Purchase Rights, but excluding shares held by any Jefferson Company or any UPC Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective
     Time shall be converted into .433 of a share of UPC Common Stock
     (as possibly adjusted pursuant to Section 10.1(g) of this Agreement, the "Exchange Ratio"). Pursuant to the UPC Rights Agreement, each share of UPC Common Stock issued in connection with the Merger upon conversion of Jefferson Common Stock shall be accompanied by a UPC Right.

          3.2  ANTI-DILUTION PROVISIONS.  In the event Jefferson
               ------------------------
changes (or establishes a record date for changing) the number of shares of Jefferson Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, or similar transaction with respect to such stock, the Exchange Ratio shall be proportionately adjusted. In the event UPC changes (or establishes a record date for changing) the number of shares of UPC Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, or similar transaction with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

          3.3  SHARES HELD BY JEFFERSON OR UPC.  Each of the shares
               -------------------------------
of Jefferson Common Stock held by any Jefferson Company or by any UPC Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

          3.4  FRACTIONAL SHARES.  Notwithstanding any other
               -----------------
provision of this Agreement, each holder of shares of Jefferson Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of UPC Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of UPC Common Stock multiplied by the market value of one share of UPC Common Stock at the Effective Time.
The market value of one share of UPC Common Stock at the Effective Time shall be the last sale price of UPC Common Stock on the NYSE-Composite Transactions List (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by UPC) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

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          3.5  CONVERSION OF STOCK RIGHTS.
               --------------------------

               (a) At the Effective Time, each award, option, or other right to purchase or acquire shares of Jefferson Common Stock pursuant to stock options, stock appreciation rights, or stock awards ("Jefferson Rights") granted by Jefferson under the Jefferson Stock Plans, which are outstanding at the Effective Time, whether or not exercisable, shall be, at the election of the holder of such Jefferson Right either (i) canceled in exchange for a cash payment for each share of Jefferson Common Stock subject to such Jefferson Right (the "Option Settlement Payment") or (ii) converted into and become rights with respect to UPC Common Stock, and UPC shall assume each Jefferson Right, in accordance with the Jefferson Stock Plans and stock option agreement by which it is evidenced (the "Conversion Option"). A holder of a Jefferson Right must make such election in writing delivered to UPC no later than 5:00 P.M., Central Time, on the fifth day prior to the day on which the Effective Time occurs. To the extent a holder does not provide UPC with such written election, that holder shall receive the Option Settlement Payment for each share of Jefferson Common Stock subject to any Jefferson Right held by such holder. The Option Settlement Payment shall be equal to the difference between (i) the product of (1) the Exchange Ratio and (2) the Option Settlement Closing Price and (ii) the price per share of Jefferson Common Stock pursuant to which the holder of such Jefferson Right may purchase the shares of Jefferson Common Stock to which such Jefferson Right relates. At the Effective Time, each such Jefferson Right for which the holder has selected the Option Settlement Payment shall no longer represent the right to purchase shares of Jefferson Common Stock, but in lieu thereof shall represent only the nontransferable right to receive the Option Settlement Payment, which payment (without interest) shall be made to such holder within five business days after the Effective Time upon presentation of the agreement representing such Jefferson Right for cancellation.

               (b) With respect to the Conversion Option, the Jefferson Stock Plans shall be amended hereby such that from and after the Effective Time, (i) UPC and its Salary and Benefits Committee shall be substituted for Jefferson and the committee of Jefferson's Board of Directors (including, if applicable, the entire Board of Directors of Jefferson) administering such Jefferson Stock Plan, (ii) each Jefferson Right assumed by UPC may be exercised solely for shares of UPC Common Stock (or cash in the case of stock appreciation rights), (iii) the number of shares of UPC Common Stock subject to such Jefferson Right shall be equal to the number of shares of Jefferson Common Stock subject to such Jefferson Right immediately prior to the Effective Time multiplied by the Exchange Ratio and rounding down to the nearest whole share, and (iv) the per share exercise price shall be adjusted by dividing the per share exercise (or threshold) price under each such Jefferson Right by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the provisions of clauses (iii) and (iv) of the first sentence of this Section 3.6(b), each Jefferson Right which is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code, so as not to constitute a modification, extension, or renewal of the option, within the meaning of Section 424(h) of the Internal Revenue Code. UPC agrees to take all necessary steps to effectuate the foregoing provisions of this Section 3.5(b).

               (c) As soon as reasonably practicable after the Effective Time, UPC shall deliver to the participants in each Jefferson Stock Plan selecting the Conversion Option an appropriate notice setting forth such participant's rights pursuant thereto and the grants pursuant

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to such Jefferson Stock Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 3.5(a) and (b) after giving effect to the Merger), and UPC shall comply with the terms of each Jefferson Stock Plan to ensure, to the extent required by, and subject to the provisions of, such Jefferson Stock Plan, that Jefferson Rights which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time. At or prior to the Effective Time, UPC shall take all corporate action necessary to reserve for issuance sufficient shares of UPC Common Stock for delivery upon exercise of Jefferson Rights assumed by it in accordance with this Section 3.5. As soon as reasonably practicable after the Effective Time, UPC shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of UPC Common Stock subject to such options and shall use its reasonable efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

               (d) All restrictions or limitations on transfer with respect to Jefferson Common Stock awarded under the Jefferson Stock Plans or any other plan, program, or arrangement of any Jefferson Company, to the extent that such restrictions or limitations shall not have already lapsed, and except as otherwise expressly provided in such plan, program, or arrangement, shall remain in full force and effect with respect to shares of UPC Common Stock into which such restricted stock is converted pursuant to Section 3.1 of this Agreement.


                              ARTICLE 4
                         EXCHANGE OF SHARES
                         ------------------

          4.1  EXCHANGE PROCEDURES.  As soon as reasonably
               -------------------
practicable after the Effective Time, UPC and Jefferson shall cause the exchange agent selected by UPC (the "Exchange Agent") to mail to the former stockholders of Jefferson appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Jefferson Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). If any certificate shall have been lost, stolen, mislaid, or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such certificate to be lost, mislaid, stolen, or destroyed, (ii) such guarantee as UPC or the Exchange Agent may require, including an open penalty lost securities bond, as indemnity, and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid, or destroyed certificate shall have been converted. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. After the Effective Time, each holder of shares of Jefferson Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Agreement. To the extent required by
Section 3.4 of this Agreement, each holder of shares of Jefferson Common Stock issued and outstanding at the

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Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of UPC Common Stock to which such holder may be otherwise entitled (without interest). UPC shall not be obligated to deliver the consideration to which any former holder of Jefferson Common Stock is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates representing the shares of Jefferson Common Stock for exchange as provided in this Section 4.1.
The certificate or certificates of Jefferson Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither the Surviving Corporation nor the Exchange Agent shall be liable to a holder of Jefferson Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

          4.2  RIGHTS OF FORMER JEFFERSON STOCKHOLDERS.  At the
               ---------------------------------------
Effective Time, the stock transfer books of Jefferson shall be closed as to holders of Jefferson Common Stock immediately prior to the Effective Time and no transfer of Jefferson Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of Jefferson Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.4 of this Agreement in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Jefferson in respect of such shares of Jefferson Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. To the extent permitted by Law, former stockholders of record of Jefferson shall be entitled to vote after the Effective Time at any meeting of UPC stockholders the number of whole shares of UPC Common Stock into which their respective shares of Jefferson Common Stock are converted, regardless of whether such holders have exchanged their certificates representing Jefferson Common Stock for certificates representing UPC Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by UPC on the UPC Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but beginning 30 days after the Effective Time no dividend or other distribution payable to the holders of record of UPC Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Jefferson Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such Jefferson Common Stock certificate, both the UPC Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.

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                             ARTICLE 5
            REPRESENTATIONS AND WARRANTIES OF JEFFERSON
            -------------------------------------------

          Except as set forth in the Jefferson Disclosure Memorandum referencing a specific section of this Agreement, Jefferson hereby represents and warrants to UPC as follows:

          5.1  ORGANIZATION, STANDING, AND POWER.  Jefferson is a
               ---------------------------------
corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Material Assets. Jefferson is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Jefferson.

          5.2  AUTHORITY; NO BREACH BY AGREEMENT.
               ---------------------------------

               (a) Jefferson has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance of this Agreement and the Plan of Merger, and the consummation of the transactions contemplated herein and therein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Jefferson, subject to the approval of this Agreement and the Plan of Merger by holders of the requisite number of shares of Jefferson Common Stock, voting together as one class, as required by Law, which is the only stockholder vote required for approval of this Agreement and the Plan of Merger and consummation of the Merger by Jefferson. Subject to such requisite stockholder approval, this Agreement and the Plan of Merger represent legal, valid, and binding obligations of Jefferson, enforceable against Jefferson in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

               (b) Neither the execution and delivery of this Agreement and the Plan of Merger by Jefferson, nor the consummation by Jefferson of the transactions contemplated hereby or thereby, nor compliance by Jefferson with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provision of Jefferson's Certificate of Incorporation or Bylaws or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Jefferson Company under, any Contract or Permit of any Jefferson Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Jefferson, or (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any Jefferson Company or any of their respective Material Assets.

               (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate, banking and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Jefferson, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Jefferson of the Merger and the other transactions contemplated in this Agreement and the Plan of Merger.

          5.3  CAPITAL STOCK.
               -------------

               (a) The authorized capital stock of Jefferson consists, as of the date of this Agreement, of (i) 20,000,000 shares of Jefferson Common Stock, of which 10,100,112 shares are issued and 9,966,205 shares are outstanding as of the date of this Agreement and, not more than 10,453,108 shares will be issued and outstanding at the Effective Time, and (ii) 5,000,000 shares of Jefferson Preferred Stock, of which no shares are issued and outstanding as of the date of this Agreement and no shares will be issued and outstanding as of the Effective Time. All of the issued and outstanding shares of Jefferson Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable under the DGCL. None of the outstanding shares of Jefferson Common Stock has been issued in violation of any preemptive rights of the current or past stockholders of Jefferson.

               (b) Except (i) as set forth in Section 5.3(a) of this Agreement, (ii) with respect to shares of Jefferson Common Stock issuable under the outstanding options under the Jefferson Stock Plans, or (iii) as provided pursuant to the Stock Option Agreement or the Jefferson Rights Agreement, there are no shares of capital stock or other equity securities of Jefferson outstanding and no outstanding Jefferson Rights relating to the capital stock of Jefferson.

          5.4  JEFFERSON SUBSIDIARIES.  Jefferson has disclosed in
               ----------------------
Section 5.4 of the Jefferson Disclosure Memorandum all of the Jefferson Subsidiaries as of the date of this Agreement. Jefferson or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each Jefferson Subsidiary. No equity securities of any Jefferson Subsidiary are or may become required to be issued (other than to another Jefferson Company) by reason of any Rights, and there are no Contracts by which any Jefferson Subsidiary is bound to issue (other than to another Jefferson Company) additional shares of its capital stock or Rights or by which any Jefferson Company is or may be bound to transfer any shares of the capital stock of any Jefferson Subsidiary (other than to another Jefferson Company). There are no Contracts relating to the rights of any Jefferson Company to vote or to dispose of any shares of the capital stock of any Jefferson Subsidiary. All of the shares of capital stock of each Jefferson Subsidiary held by a Jefferson Company are duly authorized, validly issued, and fully paid and, except as provided in statutes pursuant to which depository institution Subsidiaries are organized, nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated

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

or organized and are owned by the Jefferson Company free and clear of any Lien. Each Jefferson Subsidiary is either a federal savings bank or a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Material Assets and to carry on its business as now conducted. Each Jefferson Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Jefferson. Each Jefferson Subsidiary that is a depository institution is an "insured depository institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or Savings Association Insurance Fund.

          5.5  SEC FILINGS; FINANCIAL STATEMENTS.
               ---------------------------------

               (a) Jefferson has filed and made available to UPC all forms, reports, and documents required to be filed by Jefferson with the SEC since December 31, 1994 (collectively, the "Jefferson SEC Reports"). The Jefferson SEC Reports (i) at the time filed, complied in all Material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a Material fact or omit to state a Material fact required to be stated in such Jefferson SEC Reports or necessary in order to make the statements in such Jefferson SEC Reports, in light of the circumstances under which they were made, not misleading. Except for Jefferson Subsidiaries that are registered as a broker, dealer, or investment advisor or filings required due to fiduciary holdings of the Jefferson Subsidiaries, none of Jefferson's Subsidiaries is required to file any forms, reports, or other documents with the SEC.

               (b) Each of the Jefferson Financial Statements (including, in each case, any related notes) contained in the Jefferson SEC Reports, including any Jefferson SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all Material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared or will be prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements, or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented or will fairly present the consolidated financial position of Jefferson and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be Material in amount or effect.

          5.6  ABSENCE OF UNDISCLOSED LIABILITIES.  No Jefferson
               ----------------------------------
Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Jefferson, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Jefferson as of June 30, 2000, included in the Jefferson Financial Statements or reflected in the notes thereto and except for Liabilities incurred in the ordinary course of business subsequent to June 30, 2000. No Jefferson Company has incurred or paid any Liability since June 30, 2000, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Jefferson.

          5.7  ABSENCE OF CERTAIN CHANGES OR EVENTS.  Since June
               ------------------------------------
30, 2000, except as disclosed in the Jefferson Financial Statements,
(i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Jefferson and (ii) the Jefferson Companies have conducted their respective businesses in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby).

          5.8  TAX MATTERS.
               -----------

               (a) All Tax Returns required to be filed by or on behalf of any of the Jefferson Companies have been timely filed, or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1999, and, to the Knowledge of Jefferson, all Tax Returns filed are complete and accurate in all Material respects. All Tax Returns for periods ending on or before the date of the most recent fiscal year end immediately preceding the Effective Time will be timely filed by Jefferson if due on or before the Effective Time or requests for extensions (if permitted) will be timely filed by Jefferson if due after the Effective Time. All Taxes shown on filed Tax Returns have been paid. There is no presently on-going audit examination, deficiency, or refund Litigation with respect to any Taxes, that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on Jefferson, except to the extent reserved against in the Jefferson Financial Statements dated prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

               (b) None of the Jefferson Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

               (c) Adequate provision for any Taxes due or to become due for any of the Jefferson Companies for the period or periods through and including the date of the respective Jefferson Financial Statements has been made and is reflected on such Jefferson Financial Statements.

               (d) Each of the Jefferson Companies is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with reasonable specificity all accounts subject to backup withholding under
Section 3406 of the Internal Revenue Code, except

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

for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Jefferson.

               (e) None of the Jefferson Companies has made any payments, is obligated to make any payments, or is a party to any contract, agreement, or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

               (f) There are no Material Liens with respect to Taxes upon any of the Assets of the Jefferson Companies except Liens for Taxes not yet due or being contested in good faith and for which adequate provision has been made.

               (g)  No Jefferson Company has filed any consent under
Section 341(f) of the Internal Revenue Code concerning collapsible corporations.

               (h) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of the Jefferson
Companies that occurred during or after any Taxable Period in which the Jefferson Companies incurred a net operating loss that carries over to any Taxable Period ending after December 31, 1998.

               (i) After the date of this Agreement, no Material election with respect to Taxes will be made without the prior consent of UPC, which consent will not be unreasonably withheld.

          5.9  ASSETS.  The Jefferson Companies have good and
               ------
marketable title, free and clear of all Liens, to all of their respective Assets, except where the failure to have such good and marketable title is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Jefferson. All tangible properties used in the businesses of the Jefferson Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Jefferson's past practices. All Assets which are Material to Jefferson's business on a consolidated basis, held under leases or subleases by any of the Jefferson Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The Jefferson Companies currently maintain insurance in amounts, scope, and coverage reasonably necessary for their operations. None of the Jefferson Companies has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated or (ii) premium costs with respect to such policies of insurance will be substantially increased. The Assets of the Jefferson Companies include all Assets required to operate the business of the Jefferson Companies as presently conducted.

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

          5.10 ENVIRONMENTAL MATTERS.
               ---------------------

               (a) To the Knowledge of Jefferson, each Jefferson Company, its Participation Facilities, and its Loan Properties are, and have been, in compliance with all Environmental Laws, except those violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Jefferson.

               (b) There is no Litigation pending or, to the Knowledge of Jefferson, threatened before any court, governmental agency, or authority, or other forum in which any Jefferson Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may reasonably be expected to be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a site owned, leased, or operated by any Jefferson Company or any of its Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Jefferson.

               (c) There is no Litigation pending, or to the Knowledge of Jefferson, threatened before any court, governmental agency, or board, or other forum in which any of its Loan Properties (or Jefferson in respect of such Loan Property) has been or, with respect to threatened Litigation, may reasonably be expected to be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or
(ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a Loan Property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Jefferson.

               (d) To the Knowledge of Jefferson, there is no reasonable basis for any Litigation of a type described in subsections
(b) or (c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Jefferson.

               (e) To the Knowledge of Jefferson, during the period of (i) any Jefferson Company's ownership or operation of any of their respective current properties, (ii) any Jefferson Company's participation in the management of any Participation Facility, or
(iii) any Jefferson Company's holding of a security interest in a Loan Property, there have been no releases of Hazardous Material in, on, under, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Jefferson. To the Knowledge of Jefferson, prior to the period of (i) any Jefferson Company's ownership or operation of any of their respective current properties, (ii) any Jefferson Company's participation in the management of any Participation Facility, or (iii) any Jefferson Company's holding of a security interest in a Loan Property, to the Knowledge of Jefferson, there were no releases of Hazardous Material in, on, under, or affecting any such property, Participation Facility, or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Jefferson.

          5.11 COMPLIANCE WITH LAWS.  Jefferson is duly registered
               --------------------
as a unitary savings and loan holding company under the SLHCA and subject to regulation by the OTS. Each Jefferson Company has in effect all Permits necessary for it to own, lease, or operate its Material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Jefferson, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Jefferson. None of the Jefferson Companies:

          (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Jefferson; and

          (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Jefferson Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Jefferson, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Jefferson, or
     (iii) requiring any Jefferson Company (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

          5.12 LABOR RELATIONS.  No Jefferson Company is the
               ---------------
subject of any Litigation asserting that it or any other Jefferson Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any other Jefferson Company to bargain with any labor organization as to wages or conditions of employment, nor is any Jefferson Company a party to or bound by any collective bargaining agreement, Contract, or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving any Jefferson Company, pending or, to the Knowledge of Jefferson, threatened, or to the Knowledge of Jefferson, is there any activity involving any Jefferson Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

          5.13 EMPLOYEE BENEFIT PLANS.
               ----------------------

               (a) Jefferson has disclosed to UPC in writing prior to the execution of the Agreement and in Section 5.13 of the Jefferson Disclosure Memorandum, and has delivered or made available to UPC prior to the execution of this Agreement correct and complete copies in each case of, all Material Jefferson Benefits Plans. For purposes of this Agreement, "Jefferson Benefit Plans" means all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all

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

other written employee programs or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in
Section 3(3) of ERISA maintained by, sponsored in whole or in part by, or contributed to by, any Jefferson Company for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate. Any of the Jefferson Benefit Plans which is an "employee welfare benefit plan," as that term is defined in Section 3(l) of ERISA, or an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Jefferson ERISA Plan." Any Jefferson ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code or Section 3(35) of ERISA) is referred to herein as a "Jefferson Pension Plan." Neither Jefferson nor any Jefferson Company has an "obligation to contribute" (as defined in ERISA Section 4212) to a "multiemployer plan" (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)). Each "employee pension benefit plan," as defined in
Section 3(2) of ERISA, maintained by any Jefferson Company at any time during the last six years that was intended to qualify under
Section 401(a) of the Internal Revenue Code and with respect to which any Jefferson Company has any Liability, is disclosed as such in Section
5.13 of the Jefferson Disclosure Memorandum.

               (b) Jefferson has delivered or made available to UPC prior to the execution of this Agreement correct and complete copies of the following documents: (i) all trust agreements or other funding arrangements for such Jefferson Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such Jefferson Benefit Plans or amendments thereto, all determination letters, rulings, opinion letters, information letters, or advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1994, (iii) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any Jefferson Benefit Plan with respect to the most recent plan year, and (iv) the most recent summary plan descriptions and any modifications thereto.

               (c) All Jefferson Benefit Plans are in Material compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, the breach or violation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Jefferson. Each Jefferson ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and Jefferson is not aware of any circumstances which could reasonably result in revocation of any such favorable determination letter. Each trust created under any Jefferson ERISA Plan has been determined to be exempt from Tax under Section 501(a) of the Internal Revenue Code and Jefferson is not aware of any circumstance which could reasonably result in revocation of such exemption. With respect to each Jefferson Benefit Plan to the Knowledge of Jefferson, no event has occurred which could reasonably give rise to a loss of any intended Tax consequences under the Internal Revenue Code or to any Tax under Section 511 of the Internal Revenue Code that is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Jefferson. There is no Material pending or, to

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

the Knowledge of Jefferson, threatened Litigation (other than routine claims for benefits) relating to any Jefferson ERISA Plan.

               (d)  No Jefferson Company has engaged in a
transaction with respect to any Jefferson Benefit Plan that, assuming the Taxable Period of such transaction expired as of the date of this Agreement, would subject any Jefferson Company to a Material tax or penalty imposed by either Section 4975 of the Internal Revenue Code or
Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Jefferson. Neither Jefferson nor, to the Knowledge of Jefferson, any administrator or fiduciary of any Jefferson Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner which could subject Jefferson to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA, where such Liability, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Jefferson. Except as disclosed under
Section 5.13 of the Jefferson Disclosure Memorandum, no oral or written representation or communication with respect to any aspect of the Jefferson Benefit Plans has been made to employees of any Jefferson Company which is not in accordance with the written or otherwise preexisting terms and provisions of such plans, where any Liability with respect to such representation or disclosure is reasonably likely to have a Material Adverse Effect on Jefferson.

               (e) No Jefferson Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of all benefits (whether vested or not) accrued to date by all present or former participants in such Jefferson Pension Plan exceeds the plan's "benefit liabilities" as that term is defined in Section 4001(a)(16) of ERISA. For this purpose, the assumptions for valuing plan Assets or Liabilities shall be the assumptions which would be used by the Pension Benefit Guaranty Corporation in an involuntary plan termination under ERISA Section 4042. Since the date of the most recent actuarial valuation, there has been
(i) no Material change in the financial position or funded status of any Jefferson Pension Plan, (ii) no change in the actuarial assumptions with respect to any Jefferson Pension Plan, and (iii) no increase in benefits under any Jefferson Pension Plan as a result of plan amendments or changes in applicable Law, any of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Jefferson. Neither any Jefferson Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any Jefferson Company, or the single-employer plan of any entity which is considered one employer with Jefferson under
Section 4001 of ERISA or Section 414 of the Internal Revenue Code or
Section 302 of ERISA (a "Jefferson ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived). All contributions with respect to a Jefferson Pension Plan or any single-employer plan of a Jefferson ERISA Affiliate have or will be timely made and there is no lien or expected to be a lien under Internal Revenue Code Section 412(n) or ERISA Section 302(f) or Tax under Internal Revenue Code Section 4971. No Jefferson Company has provided, or is required to provide, security to a Jefferson Pension Plan or to any single-employer plan of a Jefferson ERISA Affiliate pursuant to
Section 401(a)(29) of the Internal Revenue Code. All premiums required to be paid under

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

ERISA Section 4006 have been timely paid by Jefferson, except to the extent any failure would not have a Material Adverse Effect on Jefferson.

               (f) No Liability under Title IV of ERISA has been or is expected to be incurred by any Jefferson Company with respect to any defined benefit plan currently or formerly maintained by any of them or by any Jefferson ERISA Affiliate that has not been satisfied in full (other than Liability for Pension Benefit Guaranty Corporation premiums, which have been paid when due) except to the extent any failure would not have a Material Adverse Effect on Jefferson.

               (g) No Jefferson Company has any obligations for retiree health and retiree life benefits under any of the Jefferson Benefit Plans other than with respect to benefit coverage mandated by applicable Law.

               (h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, by themselves, (i) result in any payment (including, without limitation, severance, golden parachute, or otherwise) becoming due to any director or any employee of any Jefferson Company from any Jefferson Company under any Jefferson Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Jefferson Benefit Plan, or
(iii) result in any acceleration of the time of payment or vesting of any such benefit.

          5.14 MATERIAL CONTRACTS. None of the Jefferson Companies,
               ------------------
nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under,
(i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $100,000, (ii) any Contract relating to the borrowing of money by any Jefferson Company or the guarantee by any Jefferson Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), and
(iii) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by Jefferson with the SEC as of the date of this Agreement that has not been filed or incorporated by reference as an exhibit to Jefferson's Form 10-K filed for the fiscal year ended December 31, 1999, or in another SEC Document (together with all Contracts referred to in Sections 5.9 and 5.13(a) of this Agreement, the "Jefferson Contracts"). With respect to each Jefferson Contract:
(i) the Contract is in full force and effect; (ii) no Jefferson Company is in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Jefferson; (iii) no Jefferson Company has repudiated or waived any Material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of Jefferson, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Jefferson, or, to the Knowledge of Jefferson, has repudiated or waived any Material provision thereunder.

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

          5.15 LEGAL PROCEEDINGS.
               -----------------

               (a) There is no Litigation instituted or pending, or, to the Knowledge of Jefferson, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome to any Jefferson Company) against any Jefferson Company, or against any Asset, employee benefit plan, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Jefferson, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Jefferson Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Jefferson.

               (b)  Section 5.15(b) of the Jefferson Disclosure
Memorandum includes a summary report of all Litigation as of the date of this Agreement to which any Jefferson Company is a party and which names a Jefferson Company as a defendant or cross-defendant.

          5.16 REPORTS.  Since January 1, 1995, or the date of
               -------
organization if later, each Jefferson Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authorities, except failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Jefferson. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all Material respects with all applicable Laws.

          5.17 STATEMENTS TRUE AND CORRECT.  None of the
               ---------------------------
information supplied or to be supplied by any Jefferson Company regarding Jefferson for inclusion in the Registration Statement to be filed by UPC with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or contain any untrue statement of a Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Jefferson Company for inclusion in the Proxy Statement to be mailed to Jefferson's stockholders in connection with the Stockholders' Meeting will, when first mailed to the stockholders of Jefferson, be false or misleading with respect to any Material fact, or contain any misstatement of Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, be false or misleading with respect to any Material fact, or omit to state any Material fact required to be stated thereunder or necessary to correct any Material statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that any Jefferson Company is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

          5.18 TAX AND REGULATORY MATTERS.  No Jefferson Company or
               --------------------------
any Affiliate thereof has taken or agreed to take any action, and Jefferson has no Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from being treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

          5.19 STATE TAKEOVER LAWS.  Each Jefferson Company has
               -------------------
taken all necessary action to exempt the transactions contemplated by this Agreement and the Plan of Merger from any applicable "moratorium," "control share," "fair price," "business combination," or other anti-takeover laws and regulations, including Section 203 of the DGCL, of the State of Delaware (collectively, "Takeover Laws").

          5.20 CHARTER PROVISIONS.  Each Jefferson Company has
               ------------------
taken all action so that the entering into of this Agreement and the Plan of Merger and the consummation of the Merger and the other transactions contemplated by this Agreement and the Plan of Merger do not and will not result in the grant of any rights to any Person under the Certificate of Incorporation, Bylaws, or other governing instruments of any Jefferson Company or restrict or impair the ability of UPC or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any Jefferson Company that may be directly or indirectly acquired or controlled by it.

          5.21 RIGHTS AGREEMENT.  Jefferson has taken all necessary
               ----------------
action (including, if required, redeeming all of the outstanding Preferred Stock Purchase Rights or amending or terminating the Jefferson Rights Agreement) so that the entering into of this Agreement and the Plan of Merger, the acquisition of shares pursuant to, or other exercise of rights under, the Stock Option Agreement and consummation of the Merger and the other transactions contemplated hereby and thereby do not and will not result in any Person becoming able to exercise any Preferred Stock Purchase Rights under the Jefferson Rights Agreement or enabling or requiring the Preferred Stock Purchase Rights to be separated from the shares of Jefferson Common Stock to which they are attached or to be triggered or to become exercisable.

          5.22 DERIVATIVES.  All interest rate swaps, caps, floors,
               -----------
option agreements, futures and forward contracts, and other similar risk management arrangements, whether entered into for Jefferson's own account, or for the account of one or more the Jefferson Subsidiaries or their customers, were entered into (i) in accordance with prudent business practices and all applicable Laws and (ii) with counterparties believed to be financially responsible.

          5.23 OPINION OF FINANCIAL ADVISOR.  Jefferson has received the
               ----------------------------
verbal opinion of its financial advisor, Sandler O'Neill & Partners, L.P., to the effect that the Exchange Ratio is fair, from the financial point of view, to the holders of Jefferson Common Stock, and a signed copy thereof, dated as of the date of this Agreement, will be delivered to UPC within five business days of the date of this Agreement.

                              ARTICLE 6
                REPRESENTATIONS AND WARRANTIES OF UPC
                -------------------------------------

          UPC hereby represents and warrants to Jefferson as follows:

          6.1  ORGANIZATION, STANDING, AND POWER.  UPC is a
               ---------------------------------
corporation duly organized, validly existing, and in good standing under the Laws of the State of Tennessee, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Material Assets. UPC is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC.

          6.2  AUTHORITY; NO BREACH BY AGREEMENT.
               ---------------------------------

               (a)  UPC has the corporate power and authority
necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate
action in respect thereof on the part of UPC.   This Agreement
represents a legal, valid, and binding obligation of UPC, enforceable against UPC in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

               (b) Neither the execution and delivery of this Agreement by UPC, nor the consummation by UPC of the transactions contemplated hereby, nor compliance by UPC with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of UPC's Restated Charter or Bylaws, (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any UPC Company under, any Contract or Permit of any UPC Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC, or (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any UPC Company or any of their respective Material Assets.

               (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NYSE, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by UPC of the Merger and the other transactions contemplated in this Agreement.

          6.3  CAPITAL STOCK.  The authorized capital stock of UPC
               -------------
consists of (i) 300,000,000 shares of UPC Common Stock, of which 134,740,096 shares were issued and outstanding as of June 30, 2000 and
(ii) 10,000,000 shares of UPC Preferred Stock, of which 799,633 shares of UPC Series E Preferred Stock were issued and outstanding as of June 30, 2000. All of the issued and outstanding shares of UPC Capital Stock are, and all of the shares of UPC Common Stock to be issued in exchange for shares of Jefferson Common Stock upon consummation of the Merger when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the TBCA. None of the outstanding shares of UPC Capital Stock has been, and none of the shares of UPC Common Stock to be issued in exchange for shares of Jefferson Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past stockholders of UPC.

          6.4  UPC SUBSIDIARIES.  UPC or one of its Subsidiaries
               ----------------
owns all of the issued and outstanding shares of capital stock of each UPC Subsidiary. No equity securities of any UPC Subsidiary are or may become required to be issued (other than to another UPC Company) by reason of any Rights, and there are no Contracts by which any UPC Subsidiary is bound to issue (other than to another UPC Company) additional shares of its capital stock or Rights or by which any UPC Company is or may be bound to transfer any shares of the capital stock of any UPC Subsidiary (other than to another UPC Company). There are no Contracts relating to the rights of any UPC Company to vote or to dispose of any shares of the capital stock of any UPC Subsidiary. All of the shares of capital stock of each UPC Subsidiary held by a UPC Company are fully paid and, except as provided in statutes pursuant to which depository institution Subsidiaries are organized, nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the UPC Company free and clear of any Lien. Each UPC Subsidiary is either a bank or a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each UPC Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC. Each UPC Subsidiary that is a depository institution is an "insured depository institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or Savings Association Insurance Fund.

          6.5  SEC FILINGS; FINANCIAL STATEMENTS.
               ---------------------------------

               (a) UPC has filed and made available to Jefferson all forms, reports, and documents required to be filed by UPC with the SEC since December 31, 1994 (collectively, the

"UPC SEC Reports"). The UPC SEC Reports (i) at the time filed, complied in all Material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a Material fact or omit to state a Material fact required to be stated in such UPC SEC Reports or necessary in order to make the statements in such UPC SEC Reports, in light of the circumstances under which they were made, not misleading. Except for UPC Subsidiaries that are registered as a broker, dealer, or investment advisor or filings required due to fiduciary holdings of the UPC Subsidiaries, none of UPC Subsidiaries is required to file any forms, reports, or other documents with the SEC.

               (b) Each of the UPC Financial Statements (including, in each case, any related notes) contained in the UPC SEC Reports, including any UPC SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all Material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented or will fairly present the consolidated financial position of UPC and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be Material in amount or effect.

          6.6  ABSENCE OF UNDISCLOSED LIABILITIES.  No UPC Company
               ----------------------------------
has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC, except Liabilities which are accrued or reserved against in the consolidated balance sheets of UPC as of June 30, 2000, included in the UPC Financial Statements or reflected in the notes thereto and except for Liabilities incurred in the ordinary course of business subsequent to June 30, 2000. No UPC Company has incurred or paid any Liability since June 30, 2000, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC.

          6.7  ABSENCE OF CERTAIN CHANGES OR EVENTS.  Since June
               ------------------------------------
30, 2000, except as disclosed in the UPC Financial Statements delivered prior to the date of this Agreement, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC and
(ii) the UPC Companies have conducted their respective businesses in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby).

          6.8  TAX MATTERS.
               -----------

               (a) All Tax Returns required to be filed by or on behalf of any of the UPC Companies have been timely filed, or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1999, and, to the Knowledge of UPC, all Tax Returns filed are complete and accurate in all Material respects. All Tax Returns for periods ending on or before the date of the most recent fiscal year end immediately preceding the Effective Time will be timely filed or requests for extensions will be timely filed. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes, that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on UPC, except to the extent reserved against in the UPC Financial Statements dated prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

               (b) None of the UPC Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

               (c) Adequate provision for any Taxes due or to become due for any of the UPC Companies for the period or periods through and including the date of the respective UPC Financial Statements has been made and is reflected on such UPC Financial Statements.

               (d) Each of the UPC Companies is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under
Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC.

               (e) None of the UPC Companies has made any payments, is obligated to make any payments, or is a party to any contract, agreement, or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

               (f) There are no Material Liens with respect to Taxes upon any of the Assets of the UPC Companies.

               (g)  No UPC Company has filed any consent under
Section 341(f) of the Internal Revenue Code concerning collapsible corporations.

               (h) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of the UPC Companies that occurred during or after any Taxable Period in which the UPC
Companies incurred a net operating loss that carries over to any Taxable Period ending after December 31, 1998.

          6.9  ENVIRONMENTAL MATTERS.
               ---------------------

               (a) To the Knowledge of UPC, each UPC Company, its Participation Facilities, and its Loan Properties are, and have been, in compliance with all Environmental Laws, except those violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC.

               (b) There is no Litigation pending or, to the Knowledge of UPC, threatened before any court, governmental agency, or authority, or other forum in which any UPC Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may reasonably be expected to be named as a defendant (i) for alleged noncompliance (including by an predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a site owned, leased, or operated by any UPC Company or any of its Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC.

               (c) There is no Litigation pending or, to the Knowledge of UPC threatened before any court, governmental agency, or board, or other form in which any of its Loan Properties (or UPC in respect of such Loan Property) has been or, with respect to threatened Litigation, may reasonably be expected to be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a Loan Property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC.

               (d) To the Knowledge of UPC, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC.

               (e)  To the Knowledge of UPC, during the period of
(i) any UPC Company's ownership or operation of any of their respective current properties, (ii) any UPC Company's participation in the management of any Participation Facility, or (iii) any UPC Company's holding of a security interest in a Loan Property, there have been no releases of Hazardous Material in, on, under, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC. To the Knowledge of UPC, prior to the period of
(i) any UPC Company's ownership or operation of any of their respective current properties, (ii) any UPC Company's participation in the management of any Participation Facility, or (iii) any UPC Company's holding of a security interest in a Loan Property, to the Knowledge of UPC, there were no releases of Hazardous Material in, on, under, or affecting any such property, Participation Facility, or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC.

          6.10 COMPLIANCE WITH LAWS.  UPC is duly registered as a
               --------------------
bank holding company under the BHC Act. Each UPC Company has in effect all Permits necessary for it to own, lease, or operate its Material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC. None of the UPC Companies:

          (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC; and

          (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any UPC Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC, or (iii) requiring any UPC Company (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

          6.11 LEGAL PROCEEDINGS.  There is no Litigation
               -----------------
instituted or pending, or, to the Knowledge of UPC, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome to any UPC Company) against any UPC Company, or against any Asset, employee benefit plan, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any UPC Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC.

          6.12 REPORTS.  Since January 1, 1995, or the date of
               -------
organization if later, each UPC Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authorities, except failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all Material respects with all applicable Laws.

          6.13 STATEMENTS TRUE AND CORRECT.  None of the information
               ---------------------------
supplied or to be supplied by any UPC Company regarding UPC for inclusion in the Registration Statement to be filed by UPC with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or contain any untrue statement of a Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any UPC Company for inclusion in the Proxy Statement to be mailed to Jefferson's stockholders in connection with the Stockholders' Meeting, will, when first mailed to the stockholders of Jefferson, be false or misleading with respect to any Material fact, or contain any misstatement of Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, be false or misleading with respect to any Material fact, or omit to state any Material fact required to be stated thereunder or necessary to correct any Material statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that any UPC Company is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

          6.14 TAX AND REGULATORY MATTERS.  No UPC Company or any
               --------------------------
Affiliate thereof has taken or agreed to take any action, and UPC has no Knowledge of any fact or circumstance that is reasonably likely to
(i) prevent the transactions contemplated hereby, including the Merger, from qualifying for as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

          6.15 EMPLOYEE BENEFIT PLANS.   All UPC Plans are in
               ----------------------
compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, the breach or violation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC. For purposes of this Agreement, the term "UPC Plan" means each bonus, incentive compensation, severance pay, medical or other insurance program, retirement plan, or other employee benefit plan program, agreement, or arrangement sponsored, maintained, or contributed to by UPC or any trade or business, whether or not incorporated, that together with UPC or any of its Subsidiaries would be deemed a "single employer" under Section 4001 of ERISA or Section 414 of the Internal Revenue Code (a "UPC ERISA Affiliate") or under which UPC or any UPC ERISA Affiliate has any Liability or obligation. No Liability under Title IV of ERISA has been incurred by UPC or any UPC ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a Material risk to UPC or any UPC ERISA Affiliate of incurring any such Liability. With respect to any UPC Plan that is subject to Title IV of ERISA, full payment has been made, or will be made in accordance with Section 404(a)(6) of the Internal Revenue Code, of all amounts that UPC or any UPC ERISA Affiliate is required to pay under Section 412 of the Internal Revenue Code or under the terms of the UPC Plans, and no accumulated funding deficiency (within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA, whether or not waived) exists with respect to any UPC Plan. There are no Material actions, suits, or claims pending, or, to the Knowledge of UPC, threatened or anticipated relating to any UPC Plan. There has been no Material adverse change in the financial position or funded status of any UPC Plan that is subject to Title IV of ERISA since the date of the information relating to the financial position and funded status of each such plan contained in the most recent Annual Report on Form 10-K filed by UPC with SEC.

          6.16 DERIVATIVES.   All interest rate swaps, caps,
               ------------
floors, option agreements, futures and forward contracts, and other similar risk management arrangements, whether entered into for UPC's own account, or for the account of one or more the UPC Subsidiaries or their customers, were entered into (i) in accordance with prudent business practices and all applicable Laws and (ii) with counterparties believed to be financially responsible.


                               ARTICLE 7
               CONDUCT OF BUSINESS PENDING CONSUMMATION
               ----------------------------------------

          7.1  AFFIRMATIVE COVENANTS OF BOTH PARTIES.  From the
               -------------------------------------
date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of the other Party shall have been obtained, and except as otherwise expressly contemplated herein, each Party shall and shall cause each of its Subsidiaries to (i) operate its business only in the usual, regular, and ordinary course, (ii) preserve intact its business organization and Assets and maintain its rights and franchises, (iii) use its reasonable efforts to maintain its current employee relationships, and (iv) take no action which would (a) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) of this Agreement, or
(b) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided that in the case of UPC, the provisions of this Section 7.1 (other than the provisions of clause (iv) above) shall not be deemed to preclude UPC from continuing to implement its program of acquiring unaffiliated depository and nondepository institutions.

          7.2  NEGATIVE COVENANTS OF JEFFERSON.  From the date of
               -------------------------------
this Agreement until the earlier of the Effective Time or the termination of this Agreement, Jefferson covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer or chief financial officer of UPC, which consent shall not be unreasonably withheld:

          (a) amend the Certificate of Incorporation, Bylaws, or other governing instruments of any Jefferson Company or, except as expressly contemplated by this Agreement, the Jefferson Rights Agreement, or

          (b) incur, guarantee, or otherwise become responsible for, any additional debt obligation or other obligation for borrowed money (other than indebtedness of a Jefferson Company to another Jefferson Company) in excess of an aggregate of $250,000 (for the Jefferson Companies on a consolidated basis), except in the ordinary course of the business consistent with past practices (which shall include, for Jefferson Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of any Jefferson Company of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances,

     "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the Jefferson Disclosure Memorandum or the Jefferson Financial Statements); or

          (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Jefferson Company, or declare or pay any dividend or make any other distribution in respect of Jefferson's capital stock, provided that Jefferson may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay regular quarterly cash dividends on the shares of Jefferson Common Stock at a rate of $0.07 per share (with usual and regular record and payment dates in accordance with past practice as disclosed in Section 7.2(c) of the Jefferson Disclosure Memorandum and such dates may not be changed without the prior written consent of UPC; provided, that, notwithstanding the provisions of Section 1.3 of this Agreement, the Parties shall cooperate in selecting the Effective Time to ensure that, with respect to the quarterly period in which the Effective Time occurs, the holders of Jefferson Common Stock do not receive both a dividend in respect of their Jefferson Common Stock and a dividend in respect of UPC Common Stock or fail to receive any dividend; or

          (d) except for this Agreement, or pursuant to the Stock Option Agreement or pursuant to the exercise of Jefferson Rights outstanding as of the date of this Agreement and pursuant to the terms thereof in existence on the date of this Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Jefferson Common Stock or any other capital stock of any Jefferson Company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

          (e) adjust, split, combine, or reclassify any capital stock of any Jefferson Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Jefferson Common Stock, or sell, lease, mortgage, or otherwise dispose of or otherwise encumber (i) any shares of capital stock of any Jefferson Subsidiary (unless any such shares of stock are sold or otherwise transferred to another Jefferson Company) or (ii) any Asset having a book value in excess of $250,000 other than in the ordinary course of business for reasonable and adequate consideration; or

          (f) except for purchases of investment securities acquired in the ordinary course of business consistent with past practice, purchase any securities or make any Material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly-owned Jefferson Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with
     (i) foreclosures in the ordinary course of business,
     (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (iii) the creation of new wholly-owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

          (g) grant any increase in compensation or benefits to the employees or officers of any Jefferson Company, except in accordance with the ordinary course of business consistent with past practice or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement; enter into or amend any severance agreements with officers of any Jefferson Company; grant any Material increase in fees or other increases in compensation or other benefits to directors of any Jefferson Company except in accordance with the ordinary course of business consistent with past practice; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits; or

          (h) enter into or amend any employment Contract between any Jefferson Company and any Person (unless such amendment is required by Law or a pre-existing contractual obligation) that the Jefferson Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

          (i) adopt any new employee benefit plan of any Jefferson Company or make any Material change in or to any existing employee benefit plans of any Jefferson Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan or that is contemplated by the Supplemental Letter or this Agreement; or

          (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP or as may be required under this Agreement; or

          (k) commence any Litigation other than as necessary for the prudent operation of its business or settle any Litigation involving any Liability of any Jefferson Company for Material money damages or restrictions upon the operations of any Jefferson Company; or

          (l) except in the ordinary course of business, modify, amend, or terminate any Material Contract or waive, release, compromise, or assign any Material rights or claims.

          7.3  ADVERSE CHANGES IN CONDITION.  Each Party agrees to
               ----------------------------
give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a Material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

          7.4  REPORTS.  Each Party and its Subsidiaries shall file
               -------
all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective

Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not Material). As of their respective dates, such reports filed with the SEC will comply in all Material respects with the Securities Laws and will not contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.


                               ARTICLE 8
                         ADDITIONAL AGREEMENTS
                         ---------------------

          8.1  REGISTRATION STATEMENT; PROXY STATEMENT; STOCKHOLDER
               -----------------------------------------------------
APPROVAL.  As soon as reasonably practicable after execution of this
--------
Agreement, UPC shall file the Registration Statement with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of UPC Common Stock upon consummation of the Merger. Jefferson shall furnish all information concerning it and the holders of its capital stock as UPC may reasonably request in connection with such action. Jefferson shall call a Stockholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of (i) this Agreement and the Plan of Merger and (ii) such other related matters as it deems appropriate. In connection with the Stockholders' Meeting, (i) UPC and Jefferson shall prepare and, to the extent required by the Securities Laws, file with the SEC a Proxy Statement and mail such Proxy Statement to the Jefferson stockholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement, (iii) the Board of Directors of Jefferson shall recommend to its stockholders the approval of the matters submitted for approval, and (iv) the Board of Directors of Jefferson shall use their reasonable efforts to obtain such stockholders' approval, provided that Jefferson may withdraw, modify, or change in an adverse manner to UPC its recommendations if the Board of Directors of Jefferson, after having consulted with and based upon the advice of outside counsel, determines in good faith that the failure to so withdraw, modify, or change its recommendation could reasonably constitute a breach of the fiduciary duties of Jefferson's Board of Directors under applicable Law. In addition, nothing in this Section
8.1 or elsewhere in this Agreement shall prohibit accurate disclosure by Jefferson of information that is required to be disclosed in the Registration Statement or the Proxy Statement or in any other document required to be filed with the SEC (including, without limitation, a Solicitation/Recommendation Statement on Schedule 14D-9) or otherwise required to be publicly disclosed by applicable Law or regulations or rules of the NYSE or NASD.

          8.2  EXCHANGE LISTING.  UPC shall use its reasonable
               ----------------
efforts to list, prior to the Effective Time, on the NYSE, subject to official notice of issuance, the shares of UPC Common Stock to be issued to the holders of Jefferson Common Stock pursuant to the Merger.

          8.3  APPLICATIONS.  As soon as reasonably practicable
               ------------
after execution of this Agreement, UPC shall prepare and file, and Jefferson shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. To the extent required by the HSR Act, each of the Parties will promptly file with the United States Federal Trade Commission and the United States Department of Justice the notification and report form required for the transactions contemplated hereby and any supplemental or additional information which may reasonably be requested in connection therewith pursuant to the HSR Act and will comply in all material respects with the requirements of the HSR Act.

          8.4  FILINGS WITH STATE OFFICES.  Upon the terms and
               --------------------------
subject to the conditions of this Agreement, UPC shall cause UPHC to execute and file the Certificate of Merger with the Secretary of State of the State of Delaware and the Articles of Merger with the Secretary of State of the State of Tennessee.

          8.5  AGREEMENT AS TO EFFORTS TO CONSUMMATE.  Subject to
               -------------------------------------
the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including, without limitation, using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9 of this Agreement; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

          8.6  INVESTIGATION AND CONFIDENTIALITY.
               ---------------------------------

               (a) Prior to the Effective Time, each Party shall keep the other Party advised of all Material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

               (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

               (c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a Material breach of any representation, warranty, covenant, or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

               (d) Neither Party nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client or similar privilege with respect to such information or contravene any Law, rule, regulation, Order, judgment, decree, fiduciary duty, or agreement entered into prior to the date of this Agreement. The Parties will use their reasonable efforts to make appropriate substitute disclosure arrangements, to the extent practicable, in circumstances in which the restrictions of the preceding sentence apply.

          8.7  PRESS RELEASES.  Prior to the Effective Time, UPC
               --------------
and Jefferson shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law (provided such Party shall give advance notice of such disclosure to the other Party to the extent practicable).

          8.8  CERTAIN ACTIONS. Except with respect to this
               ---------------
Agreement and the Plan of Merger and the transactions contemplated hereby and thereby, no Jefferson Company nor any Affiliate thereof nor any Representative thereof retained by any Jefferson Company shall, directly or indirectly, initiate, solicit, encourage, or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any Acquisition Proposal. Notwithstanding anything herein to the contrary, Jefferson and its Board of Directors shall be permitted
(i) to the extent applicable, to comply with Rule 14d-9 and Rule 14e-2 promulgated under the 1934 Act with regard to an Acquisition Proposal,
(ii) to engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, if and only to the extent that (a) Jefferson's Board of Directors concludes in good faith and consistent with its fiduciary duties to Jefferson's stockholders under applicable Law that such Acquisition Proposal could reasonably be expected to result in a Superior Proposal, (b) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, Jefferson's Board of Directors receives from such Person an executed confidentiality agreement containing confidentiality terms at least as stringent as those contained in the Confidentiality Agreement, and (c) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, Jefferson's Board of Directors notifies UPC promptly of such inquiries, proposals, or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers. Jefferson agrees that it will promptly keep UPC informed of the status and terms of any such proposals or offers and the status and terms of any such discussions or negotiations. Jefferson agrees that it will, and will cause its officers, directors, and Representatives to, immediately cease and cause to be terminated any activities, discussions, or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal. Jefferson agrees that it will use reasonable best efforts to promptly inform its directors, officers, key employees, agents, and Representatives of the obligations undertaken in this Section 8.8. Nothing in this Section 8.8 shall (i) permit Jefferson to terminate this Agreement (except as specifically provided in Article 10) or (ii) affect any other obligation of UPC or Jefferson under this Agreement.

          8.9  TAX TREATMENT.  Each of the Parties undertakes and
               -------------
agrees to use its reasonable efforts to cause the Merger, and to take no action before or after the Effective Time which would cause the Merger not, to be treated as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

          8.10 STATE TAKEOVER LAWS.  Each Jefferson Company shall
               -------------------
take all necessary steps to exempt the transactions contemplated by this Agreement and the Plan of Merger from, or if necessary challenge the validity or applicability of, any applicable Takeover Laws.

          8.11 CHARTER PROVISIONS.  Each Jefferson Company shall
               ------------------
take all necessary action to ensure that the entering into of this Agreement and the Plan of Merger and the consummation of the Merger and the other transactions contemplated hereby and thereby do not and will not result in the grant of any rights to any Person under the Certificate of Incorporation, Bylaws, or other governing instruments of any Jefferson Company or restrict or impair the ability of UPC or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any Jefferson Company that may be directly or indirectly acquired or controlled by it.

          8.12 RIGHTS AGREEMENT.  Jefferson shall take all
               ----------------
necessary action (including, if required, redeeming all of the outstanding Preferred Stock Purchase Rights or amending or terminating the Jefferson Rights Agreement) so that the entering into of this Agreement, the acquisition of shares pursuant to the Stock Option Agreement, and consummation of the Merger and the other transactions contemplated hereby do not and will not result in any Person becoming able to exercise any Preferred Stock Purchase Rights under the Jefferson Rights Agreement or enabling or requiring the Preferred Stock Purchase Rights to be separated from the shares of Jefferson Common Stock to which they are attached or to be triggered or to become exercisable.

          8.13 AGREEMENT OF AFFILIATES.  Jefferson has disclosed in
               -----------------------
Section 8.13 of the Jefferson Disclosure Memorandum each Person whom it reasonably believes may be deemed an "affiliate" of Jefferson for purposes of Rule 145 under the 1933 Act. Jefferson shall use its reasonable efforts to cause each such Person to deliver to UPC prior to the Effective Time, a written agreement, in substantially the form of Exhibit 3, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of UPC Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder. UPC shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of UPC Common Stock by such affiliates.

          8.14 EMPLOYEE BENEFITS AND CONTRACTS.  Following the
               -------------------------------
Effective Time, but in no event earlier than the consolidation of Jefferson's depository institution Subsidiaries with UPC's depository institution Subsidiaries, UPC shall provide to officers and employees of the Jefferson Companies (the "Continuing Employees"), employee benefits under employee benefit plans on terms and conditions which when taken as a whole are substantially similar to those currently provided by the UPC Companies to their similarly situated officers and employees. For purposes of participation, vesting, and benefit accruals (but not accrual of benefits under UPC's tax-qualified retirement plan) under such employee benefit plans, (i) service under any qualified defined benefit or contribution plans of Jefferson shall be treated as service under UPC's qualified defined benefit or contribution plans and
(ii) service under any other employee benefit plans of Jefferson shall be treated as service under any similar employee benefit plans maintained by UPC. UPC shall cause the UPC welfare benefit plans that cover the Continuing Employees after the Effective Time to (i) waive any waiting period and restrictions and limitations for preexisting conditions or insurability and (ii) cause any deductible, co-insurance, or maximum out-of-pocket payments made by the Continuing Employees under Jefferson's welfare benefit plans to be credited to such Continuing Employees under the UPC welfare benefit plans, so as to reduce the amount of any deductible, co-insurance, or maximum out-of-pocket payments payable by the Continuing Employees under the UPC welfare benefit plans. Prior to the commencement of the Continuing Employees' participation in the UPC employee benefit plans and programs, the benefit coverage of, and participation in benefit plans by, the Continuing Employees shall continue under the Jefferson Benefit Plans, as in effect immediately prior to the Effective Time. During such transition period, the coverage under and participation in the Jefferson Benefit Plans shall be deemed to provide the Continuing Employees with benefits that are no less favorable than those offered to other employees of UPC and its Subsidiaries. UPC shall and also shall cause UPHC (as the survivor in the Merger) and the Jefferson Subsidiaries to honor all employment, severance, retention, consulting, and other compensation Contracts disclosed in Section 8.14 of the Jefferson Disclosure Memorandum to UPC between any Jefferson Company and any current or former director, officer, independent contractor, or employee thereof, and all provisions of the Jefferson Benefit Plans. The provisions of the immediately preceding sentence of this Section 8.14 are intended to be for the benefit of, and shall be enforceable by each person described therein.

          8.15 INDEMNIFICATION.
               ---------------

               (a)  For a period of six years after the Effective
Time, UPC shall indemnify, defend and hold harmless the present and former directors, officers, employees, and agents of Jefferson or any of Jefferson's Subsidiaries (each, a "Indemnified Party") (including any person who becomes a director, officer, employee, or agent prior to the Effective Time) against all Liabilities (including reasonable attorneys' fees, and expenses, judgments, fines and amounts paid in settlement) arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement and the Stock Option Agreement) to the full extent permitted under Delaware Law and by Jefferson's Certificate of Incorporation and Bylaws, as in effect on the date hereof and any indemnity agreements entered into prior to the date of this Agreement by any of the Jefferson Companies and any director, officer, employee, or agent of any of the Jefferson Companies, including, without limitation, provisions relating to advances of expenses incurred in the defense of any Litigation. Without limiting the foregoing, in any case in which approval by UPC is required to effectuate any indemnification, UPC shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between UPC and the Indemnified Party.

               (b) UPC and the Surviving Corporation shall use their reasonable efforts (and Jefferson shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of three years after the Effective Time, Jefferson's existing directors' and officers' liability insurance policy (provided that UPC and the Surviving Corporation may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of Jefferson given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided, that the Surviving Corporation shall not be obligated to make aggregate annual premium payments for such three-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to Jefferson's directors and officers, 150% of the annual premium payments on Jefferson's current policy in effect as of the date of this Agreement (the "Maximum Amount"). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, UPC shall use its reasonable efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount.

               (c)  Any Indemnified Party wishing to claim
indemnification under paragraph (a) of this Section 8.15, upon learning of any such Liability or Litigation, shall promptly notify UPC thereof, provided that the failure so to notify shall not affect the obligations of UPC under this Section 8.15 unless and to the extent such failure materially increases UPC's Liability under this Section 8.15. In the event of any such Litigation (whether arising before or after the Effective Time), (i) UPC or the Surviving Corporation shall have the right to assume the defense thereof and UPC shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if UPC or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between UPC or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and UPC or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that UPC shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such Litigation, and (iii) UPC shall not be liable for any settlement effected without its prior written consent; and provided further that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

               (d) The Surviving Corporation shall not be liable for any settlement effected without its prior written consent which shall not be unreasonably withheld.

               (e) If either UPC or the Surviving Corporation or any of their respective successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its Assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of either UPC or the Surviving Corporation shall assume the obligations set forth in this Section 8.15.

               (f) UPC shall pay all reasonable costs, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this
Section 8.15.

               (g) The provisions of this Section 8.15 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs or representatives.


                              ARTICLE 9
          CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE
          -------------------------------------------------

          9.1  CONDITIONS TO OBLIGATIONS OF EACH PARTY.  The
               ---------------------------------------
respective obligations of each Party to perform this Agreement and the Plan of Merger and to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

          (a)  STOCKHOLDER APPROVAL.  The stockholders of Jefferson
               --------------------
     shall have approved this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby, including the Merger, as and to the extent required by Law, by the provisions of any governing instruments, and by the rules of the NASD.

          (b)  REGULATORY APPROVALS.  All Consents of, filings and
               --------------------
     registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (excluding requirements relating to the raising of additional capital or the disposition of Assets or deposits) which in the reasonable good faith judgment of the Board of Directors of UPC would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

          (c)  CONSENTS AND APPROVALS.  Each Party shall have
               ----------------------
     obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party.

          (d)  LEGAL PROCEEDINGS.  No court or governmental or
               -----------------
     Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order
     (whether temporary, preliminary, or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

          (e)  REGISTRATION STATEMENT.  The Registration Statement
               ----------------------
     shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of UPC Common Stock issuable pursuant to the Merger shall have been received.

          (f)  EXCHANGE LISTING.  The shares of UPC Common Stock
               ----------------
     issuable pursuant to the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

          (g)  TAX MATTERS.  Jefferson shall have received a
               -----------
     written opinion from Lewis, Rice & Fingersh, L.C. and UPC shall have received a written opinion from Alston & Bird LLP, in each case, in a form reasonably satisfactory to the Party to whom it was delivered (each a "Tax Opinion"), dated the date of the Effective Time, substantially to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) no gain or loss will be recognized by holders of Jefferson Common Stock who exchange all of their Jefferson Common Stock solely for UPC Common Stock pursuant to the Merger (except with respect to any cash received in lieu of a fractional share interest in UPC Common Stock), (iii) the tax basis of the UPC Common Stock received by holders of Jefferson Common Stock who exchange all of their Jefferson Common Stock solely for UPC Common Stock in the Merger will be the same as the tax basis of the Jefferson Common Stock surrendered in exchange for the UPC Common Stock (reduced by any amount allocable to a fractional share interest in UPC Common Stock for which cash is received), and (iv) the holding period of the UPC Common Stock received by holders who exchange all of their Jefferson Common Stock solely for UPC Common Stock in the Merger will be the same as the holding period of the Jefferson Common Stock surrendered in exchange therefor, provided that such Jefferson Common Stock is held as a capital asset at the Effective Time. In rendering such Tax Opinions, such counsel shall be entitled to rely upon representations of officers of Jefferson and UPC reasonably satisfactory in form and substance to such counsel.

          9.2  CONDITIONS TO OBLIGATIONS OF UPC.  The obligations
               --------------------------------
of UPC to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by UPC pursuant to Section 11.6(a) of this Agreement:

          (a)  REPRESENTATIONS AND WARRANTIES.  For purposes of
               ------------------------------
     this Section 9.2(a), the accuracy of the representations and warranties of Jefferson set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Jefferson set forth in Section
     5.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties of Jefferson set forth in Sections 5.18, 5.19, 5.20, and 5.21 of this Agreement shall be true and correct in all Material respects. There shall not exist inaccuracies in the representations and warranties of Jefferson set forth in this Agreement (including the representations and warranties set forth in Sections 5.3, 5.18, 5.19, 5.20, and 5.21) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Jefferson; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material, "Material," "Material Adverse Effect," or variations thereof, or to the "Knowledge" of Jefferson or to a matter being "known" by Jefferson shall be deemed not to include such qualifications.

          (b)  PERFORMANCE OF AGREEMENTS AND COVENANTS.  Each and
               ---------------------------------------
     all of the agreements and covenants of Jefferson to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

          (c)  CERTIFICATES.  Jefferson shall have delivered to UPC
               ------------
     (i) a certificate, dated as of the Effective Time and signed on its behalf by its duly authorized officers, to the effect that the conditions of its obligations set forth in Section 9.2(a) and 9.2(b) of this Agreement have been satisfied and (ii) certified copies of resolutions duly adopted by Jefferson's Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement and the Plan of Merger, and the consummation of the transactions contemplated hereby and thereby, all in such reasonable detail as UPC and its counsel shall request.

          (d)  AFFILIATE AGREEMENTS.  UPC shall have received from
               --------------------
     each affiliate of Jefferson the affiliates agreement referred to in Section 8.12 of this Agreement.

          (e)  RIGHTS AGREEMENT.  None of the events described in
               ----------------
     Sections 1(o), 23, or 24 of the Jefferson Rights Agreement shall have occurred, and the Preferred Stock Purchase Rights shall not have become non-redeemable or exercisable for capital stock of UPC upon consummation of the Merger.

          9.3  CONDITIONS TO OBLIGATIONS OF JEFFERSON.  The
               --------------------------------------
obligations of Jefferson to perform this Agreement and the Plan of Merger and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Jefferson pursuant to Section 11.6(b) of this
Agreement:

          (a)  REPRESENTATIONS AND WARRANTIES.  For purposes of
               ------------------------------
     this Section 9.3(a), the accuracy of the representations and warranties of UPC set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of UPC set forth in Section 6.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties of UPC set forth in Section 6.16 of this Agreement shall be true and correct in all Material respects. There shall not exist inaccuracies in the representations and warranties of UPC set forth in this Agreement (including the representations and warranties set forth in Sections 6.3 and 6.16) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on UPC; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material," "Material," "Material Adverse Effect," or variations thereof, or to the "Knowledge" of UPC or to a matter being "known" by UPC shall be deemed not to include such qualifications.

          (b)  PERFORMANCE OF AGREEMENTS AND COVENANTS.  Each and
               ---------------------------------------
     all of the agreements and covenants of UPC and UPHC to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

          (c)  CERTIFICATES.  UPC shall have delivered to Jefferson
               ------------
     (i) a certificate, dated as of the Effective Time and signed on its behalf by its duly authorized officers, to the effect that the conditions of its obligations set forth in Section 9.3(a) and 9.3(b) of this Agreement have been satisfied and (ii) certified copies of resolutions duly adopted by UPC's and UPHC's Board of Directors and stockholders (in the case of UPHC) evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Jefferson and its counsel shall request.

          (d)  FAIRNESS OPINION.  Jefferson shall have received a
               ----------------
     written opinion of its financial advisor, Sandler O'Neill & Partners L.P. dated within five business days of the date of the Proxy Statement, to the effect that the exchange ratio is fair, from the financial point of view, to the holders of Jefferson Common Stock.

                             ARTICLE 10
                            TERMINATION
                            -----------

          10.1 TERMINATION.  Notwithstanding any other provision of
               -----------
this Agreement and the Plan of Merger, and notwithstanding the approval of this Agreement by the stockholders of Jefferson, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

          (a) By mutual consent of the Board of Directors of UPC and the Board of Directors of Jefferson; or

          (b) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Jefferson and Section 9.3(a) of this Agreement in the case of UPC or in Material breach of any covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Jefferson and Section 9.3(a) of this Agreement in the case of UPC; or

          (c) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Jefferson and Section 9.3(a) in the case of UPC) in the event of a Material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

          (d)  By the Board of Directors of either Party in the event
     (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal or (ii) the stockholders of Jefferson fail to vote their approval of the matters submitted for the approval by such stockholders at the Stockholders' Meeting where the transactions were presented to such stockholders for approval and voted upon; or

          (e) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by June 30, 2001, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this
     Section 10.1(e); or

          (f) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Jefferson and Section 9.3(a) of this Agreement in the case of UPC or in Material breach of any covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(e) of this Agreement; or

          (g) By the Board of Directors of Jefferson, if it determines by a vote of a majority of the members of its entire Board, at any time during the ten-day period commencing two days after the Determination Date, if both of the following conditions are satisfied:

                    (1)  the Average Closing Price shall be less
          than the product of (i) 0.85 and (ii) the Starting Price;
          and

                    (2) (i) the quotient obtained by dividing the Average Closing Price by the Starting Price (such number being referred to herein as the "UPC Ratio") shall be less than (ii) the quotient obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date and subtracting 0.20 from the quotient in this clause
          (2)(ii) (such number being referred to herein as the "Index
          Ratio");

subject, however, to the following three sentences. If Jefferson refuses to consummate the Merger pursuant to this Section 10.1(g), it shall give prompt written notice thereof to UPC; provided, that such notice of election to terminate may be withdrawn at any time within the aforementioned ten-day period. During the five-day period commencing with its receipt of such notice, UPC shall have the option to elect to increase the Exchange Ratio to equal the lesser of (i) the quotient obtained by dividing (1) the product of 0.85, the Starting Price, and the Exchange Ratio (as then in effect) by (2) the Average Closing Price, and (ii) the quotient obtained by dividing (1) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (2) the UPC Ratio. If UPC makes an election contemplated by the preceding sentence, within such five-day period, it shall give prompt written notice to Jefferson of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 10.1(g) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this
Section 10.1(g).

          For purposes of this Section 10.1(g), the following terms shall have the meanings indicated:

          "Average Closing Price" shall mean the average of the daily last sales prices of UPC Common Stock as reported on the NYSE (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by UPC) for the 10 consecutive full trading days in which such shares are traded on the NYSE ending at the close of trading on the Determination Date.

          "Determination Date" shall mean the later of the date on which (i) the Consent of the Board of Governors of the Federal Reserve System (without regard to any requisite waiting period thereof) to the Merger shall be received by UPC and (ii) the Stockholders' Meeting occurs.

          "Index Group" shall mean the 13 bank holding companies listed below, the common stocks of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization. In the event that any such company or companies are removed from the Index Group, the weights (which shall be determined based upon the number of outstanding shares of common stock) shall be redistributed proportionately for purposes of determining the Index Price. The 13 bank holding companies and the weights attributed to them are as follows:

                                                            Common             Percent
                                                            Shares               of
                         Bank                            Outstanding            Total
         ---------------------------------------       ---------------       ----------
           AmSouth Bancorporation                         376,713,817           14.04%
           BB&T Corporation                               399,893,490           14.91%
           Comerica Incorporated                          156,496,000            5.83%
           Fifth Third Bancorp                            465,002,511           17.33%
           First Tennessee National Corporation           129,681,012            4.83%
           Huntington Bancshares, Inc.                    251,330,858            9.37%
           M&T Bank Corporation                             7,654,758            0.29%
           National Commerce Bancorporation               111,059,797            4.14%
           Old Kent Financial Corporation                 136,925,615            5.10%
           Regions Financial Corporation                  218,841,161            8.16%
           SouthTrust Corporation                         168,233,823            6.27%
           Summit Bancorp                                 173,926,726            6.48%
           Zions Bancorporation                            86,884,952            3.24%

           TOTAL                                        2,682,644,520          100.00%

          "Index Price" on a given date shall mean the weighted average (weighted in accordance with the factors listed above) of the closing prices of the companies composing the Index Group.

          "Starting Date" shall mean the fourth full trading day after the announcement by press release of the Merger.

          "Starting Price" shall mean the closing price per share of UPC Common Stock as reported on the NYSE (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by UPC) on the Starting Date.

               If any company belonging to the Index Group or UPC declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company or UPC shall be appropriately adjusted for the purposes of applying this Section 10.1(g).

          10.2 EFFECT OF TERMINATION.  In the event of the
               ---------------------
termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement, the Plan of Merger, and the Supplemental Letter shall become void and have no effect and no Party shall have any Liability or further obligation to any other Party hereunder, except that (i) the provisions of this Section 10.2 and
Article 11 and Section 8.6(b) of this Agreement shall survive any such termination and abandonment and (ii) a termination pursuant to Sections 10.1(b), 10.1(c), or 10.1(f) of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination. The Stock Option Agreement shall be governed by its own terms.

          10.3 NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS.  The
               ---------------------------------------------
respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 10.3 and Articles 2, 3, 4, and 11 and Sections 8.13 and
8.15 of this Agreement and the Supplemental Letter.


                              ARTICLE 11
                            MISCELLANEOUS
                            -------------

          11.1 DEFINITIONS.
               -----------

               (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

          "ACQUISITION PROPOSAL" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or Assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the Assets of, such Party or any of its Subsidiaries.

          "AFFILIATE" of a Person shall mean any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person.

          "AGREEMENT" shall mean this Agreement and Plan of Reorganization, including the Exhibits hereto (except the Stock Option Agreement) and the Supplement Letter delivered pursuant hereto and incorporated herein by reference.

          "ARTICLES OF MERGER" shall mean the Articles of Merger to be executed by UPHC and filed with the Secretary of State of the State of Tennessee relating to the Merger as contemplated by
     Section 1.1 of this Agreement.

          "ASSETS" of a Person shall mean all of the assets, properties, businesses, and rights of such Person of every kind, nature, character, and description, whether real, personal, or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

          "BHC ACT" shall mean the federal Bank Holding Company Act of 1956, as amended.

          "CERTIFICATE OF MERGER" shall mean the certificate of merger to be executed by UPHC and filed with the Secretary of State of the State of Delaware, relating to the Merger as contemplated by
     Section 1.1 of this Agreement.

          "CONFIDENTIALITY AGREEMENTS" shall mean those certain
     Confidentiality Agreements, entered into prior to the date of this Agreement, between Jefferson and UPC.

          "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

          "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets, or business.

          "DEFAULT" shall mean (i) any breach or violation of or default under any Contract, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order, or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

          "DGCL" shall mean the Delaware General Corporation Law.

          "ENVIRONMENTAL LAWS" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "EXHIBITS" 1 through 3, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

          "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

          "HAZARDOUS MATERIAL" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

          "HSR ACT" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          "JEFFERSON COMMON STOCK" shall mean the $.01 par value common stock of Jefferson.

          "JEFFERSON COMPANIES" shall mean, collectively, Jefferson and all Jefferson Subsidiaries.

          "JEFFERSON DISCLOSURE MEMORANDUM" shall mean the written information entitled "Jefferson Disclosure Memorandum" delivered prior to the execution of this Agreement to UPC describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section or subsection of this Agreement under which such disclosure is being made.

          "JEFFERSON FINANCIAL STATEMENTS" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of Jefferson as of June 30, 2000, and as of December 31, 1999 and 1998, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the six months ended June 30, 2000, and for each of the three years ended December 31, 1998, 1999, and 1997, as filed by Jefferson in SEC Documents and
     (ii) the consolidated statements of condition of Jefferson (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to June 30, 2000.

          "JEFFERSON PREFERRED STOCK" shall mean the $.01 par value Preferred Stock of Jefferson.

          "JEFFERSON RIGHTS AGREEMENT" shall mean that certain Rights Agreement, dated August 17, 1994, between Jefferson and Boatmen's Trust Company, as Rights Agent.

          "JEFFERSON STOCK PLANS" shall mean the existing stock option and other stock-based compensation plans of Jefferson, including without limiting the generality for the foregoing: Jefferson Savings Bancorp, Inc. 1993 Stock Option and Incentive Plan; Jefferson Savings Bancorp, Inc. Management Recognition Plan "A"; Jefferson Savings Bancorp, Inc. Management Recognition Plan "B"; Jefferson Savings Bancorp, Inc. Management Recognition Plan "C"; and Jefferson Savings Bancorp, Inc. Management Recognition Plan "D."

          "JEFFERSON SUBSIDIARIES" shall mean the Subsidiaries of Jefferson, which shall include the Jefferson Subsidiaries described in Section 5.4 of this Agreement and any corporation, bank, savings association, or other organization acquired as a Subsidiary of Jefferson in the future and owned by Jefferson at the Effective Time.

          "KNOWLEDGE" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean the personal knowledge of the chairman, president, chief financial officer, chief accounting officer, chief credit officer, general counsel, or any executive vice president of such Person.

          "LAW" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted, or enforced by any Regulatory Authority.

          "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, guaranty, or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

          "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for property Taxes not yet due and payable and (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits, and other Liens incurred in the ordinary course of the banking business.

         "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

          "LOAN PROPERTY" shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

          "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

          "MATERIAL ADVERSE EFFECT" on a Party shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a Material adverse impact on (i) the financial condition, results of operations, or business of such Party and its Subsidiaries, taken as a whole or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities,
     (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby, (d) the Merger and compliance with the provisions of this Agreement (including the expense associated with the vesting of benefits under the various employee benefit plans of Jefferson as a result of the Merger constituting a change of control) on the operating performance of the Parties, including expenses incurred by the Parties in consummating the transactions contemplated by the Agreement, and (e) changes in economic conditions affecting financial institutions generally.

          "NASD" shall mean the National Association of Securities
     Dealers, Inc.

          "NYSE" shall mean the New York Stock Exchange, Inc.

          "1933 ACT" shall mean the Securities Act of 1933, as amended.

          "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

          "OPTION SETTLEMENT CLOSING PRICE" shall mean the average of the daily last sales prices of UPC Common Stock at the close of regular trading as reported on the NYSE (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by UPC) for the ten consecutive full trading days in which such shares are traded on the NYSE ending at the close of trading on the fifth trading day immediately preceding the Effective Time.

          "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

          "OTS" shall mean the Office of Thrift Supervision.

          "PARTICIPATION FACILITY" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management (including, but not limited to, participating in a fiduciary capacity) and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

          "PARTY" shall mean either Jefferson or UPC, and "PARTIES" shall mean both Jefferson and UPC.

         "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

          "PERSON" shall mean a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

          "PLAN OF MERGER" shall mean the plan of merger providing for the Merger, in substantially the form of Exhibit 2.

          "PREFERRED STOCK PURCHASE RIGHTS" shall mean the preferred stock purchase rights issued pursuant to the Jefferson Rights Agreement.

          "PROXY STATEMENT" shall mean the proxy statement included as part of the Registration Statement used by Jefferson to solicit the approval of its stockholders of the transactions contemplated by this Agreement, which shall include the prospectus of UPC relating to the issuance of the UPC Common Stock to holders of Jefferson Common Stock.

          "REGISTRATION STATEMENT" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by UPC under the 1933 Act with respect to the shares of UPC Common Stock to be issued to the stockholders of Jefferson in connection with the transactions contemplated by this Agreement.

          "REGULATORY AUTHORITIES" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD, the NYSE and the SEC.

          "REPRESENTATIVE" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative of a Person.

          "RIGHTS" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

          "SEC" shall mean the United States Securities and Exchange
     Commission.

          "SEC DOCUMENTS" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

          "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment
     Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory
     Authority promulgated thereunder.

          "SLHCA" shall mean the provisions relating to savings and loan holding companies in the federal Home Owners' Loan Act, as amended.

          "STOCK OPTION AGREEMENT" shall mean the stock option agreement by and between Jefferson and UPC, in substantially the form of Exhibit 1.

          "STOCKHOLDERS' MEETING" shall mean the meetings of the stockholders of Jefferson to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

          "SUBSIDIARIES" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

          "SUPPLEMENTAL LETTER" shall mean the supplemental letter of even date herewith between the Parties relating to certain understandings and agreements in addition to those included in this Agreement.

          "SUPERIOR PROPOSAL" means, with respect to Jefferson, any written Acquisition Proposal made by a Person other than UPC which is for (i) (a) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, or similar transaction involving Jefferson as a result of which either (1) Jefferson's stockholders prior to such transaction (by virtue of their ownership of Jefferson's shares) in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or (2) the individuals comprising the Board of Directors of Jefferson prior to such transaction do not constitute a majority of the board of directors of such ultimate parent entity, (b) a sale, lease, exchange, transfer, or other disposition of at least 50% of the Assets of Jefferson and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or (c) the acquisition, directly or indirectly, by a Person of beneficial ownership of 25% or more of the common stock of Jefferson whether by merger, consolidation, share exchange, business combination, tender, or exchange offer or otherwise, and (ii) which is otherwise on terms which the Board of Directors of Jefferson in good faith concludes (after consultation with its financial advisors and outside counsel), taking into account, among other things, all legal, financial, regulatory, and other aspects of the proposal and the Person making the proposal, (a) would, if consummated, result in a transaction that is more favorable to its stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement, and (b) is reasonably capable of being completed.

          "SURVIVING CORPORATION" shall mean UPHC as the surviving corporation resulting from the Merger.

          "TAX" OR "TAXES" shall mean all federal, state, local, and foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, imposed or required to be withheld by the United States or any state, local, or foreign government or subdivision or agency thereof, including any interest, penalties, or additions thereto.

          "TAXABLE PERIOD" shall mean any period prescribed by any governmental authority, including the United States or any state, local, or foreign government or subdivision or agency thereof for which a Tax Return is required to be filed or Tax is required to be paid.

          "TAX RETURN" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

          "TBCA" shall mean the Tennessee Business Corporation Act as in effect at the Effective Time.

          "UPC CAPITAL STOCK" shall mean, collectively, the UPC Common Stock, the UPC Preferred Stock and any other class or series of capital stock of UPC.

          "UPC COMMON STOCK" shall mean the $5.00 par value common stock of UPC.

          "UPC COMPANIES" shall mean, collectively, UPC and all UPC
     Subsidiaries.

          "UPC FINANCIAL STATEMENTS" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of UPC as of June 30, 2000, and as of December 31, 1999 and 1998, and the related statements of earnings, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the six months ended June 30, 2000 and for each of the three years ended December 31, 1999, 1998 and 1997, as filed by UPC in SEC Documents and (ii) the consolidated balance sheets of UPC (including related notes and schedules, if any) and related statements of earnings, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to June 30, 2000.

          "UPC PREFERRED STOCK" shall mean the no par value preferred stock of UPC and shall include the (i) Series E 8% Cumulative, Convertible Preferred Stock, of UPC ("UPC Series E Preferred
     Stock") and (ii) Series F Preferred Stock of UPC.

          "UPC RIGHTS" shall mean the preferred stock purchase rights issued pursuant to the UPC Rights Agreement.

          "UPC RIGHTS AGREEMENT" shall mean that certain Rights
     Agreement, dated January 19, 1999, between UPC and Union Planters Bank, National Association, as Rights Agent.

          "UPC SUBSIDIARIES" shall mean the Subsidiaries of UPC and any corporation, bank, or other organization acquired as a Subsidiary of UPC in the future and owned by UPC at the Effective Time.

          "UPHC" shall mean the wholly-owned subsidiary of UPC organized under the Laws of the State of Tennessee.

          "UPHC COMMON STOCK" shall mean the $1.00 par value common stock of UPHC.

               (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

               Business Combination             Section 3.2
               Closing                          Section 1.2
               Conversion Option                Section 3.5
               Effective Time                   Section 1.3
               Exchange Agent                   Section 4.1
               Exchange Ratio                   Section 3.1(c)
               Indemnified Party                Section 8.15
               Jefferson Benefit Plans          Section 5.13(a)
               Jefferson Contracts              Section 5.14
               Jefferson ERISA Affiliate        Section 5.13(e)
               Jefferson ERISA Plan             Section 5.13(a)
               Jefferson Rights                 Section 3.6
               Jefferson Pension Plan           Section 5.13(a)
               Jefferson SEC Reports            Section 5.5(a)
               Merger                           Section 1.1
               Option Settlement Payment        Section 3.6
               Takeover Laws                    Section 5.19
               Tax Opinion                      Section 9.1(g)
               UPC ERISA Affiliate              Section 6.17
               UPC Plan                         Section 6.15
               UPC SEC Reports                  Section 6.5(a)

               (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

          11.2 EXPENSES.
               --------

               (a)  Except as otherwise provided in this Section
11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration, and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay one-half of the printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement.

               (b) Nothing contained in this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

          11.3 BROKERS AND FINDERS.  Except for Sandler O'Neill &
               -------------------
Partners, L.P. as to Jefferson and except for Stifel Nicolaus & Co. as to UPC, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his, her, or its representing or being retained by or allegedly representing or being retained by Jefferson or UPC, each of Jefferson and UPC, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

          11.4 ENTIRE AGREEMENT.  Except as otherwise expressly
               ----------------
provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (including any provision of the Confidentiality Agreements which would act to preclude UPC (or any Holder as defined in the Stock Option Agreement from exercising its rights under the Stock Option Agreement) to the extent that the Stock Option Agreement is in force and effect, but excluding the Supplemental Letter). Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 8.13 and 8.15 of this Agreement.

          11.5 AMENDMENTS.  To the extent permitted by Law, this
               ----------
Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties, whether before or after stockholder approval of this Agreement has been obtained; provided, that the provisions of this Agreement relating to the manner or basis in which shares of Jefferson Common Stock will be exchanged for UPC Common Stock shall not be amended after the Stockholders' Meeting without the requisite approval of the holders of the issued and outstanding shares of Jefferson Common Stock entitled to vote thereon.

          11.6 WAIVERS.
               -------

               (a) Prior to or at the Effective Time, UPC, acting through its Board of Directors, chief executive officer, chief financial officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Jefferson, to waive or extend the time for the compliance or fulfillment by Jefferson of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of UPC under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of UPC.

               (b) Prior to or at the Effective Time, Jefferson, acting through its Board of Directors, chief executive officer, chief financial officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by UPC, to waive or extend the time for the compliance or fulfillment by UPC of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Jefferson under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Jefferson.

               (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

          11.7 ASSIGNMENT.  Except as expressly contemplated
               ----------
hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns. If, between the date hereof and the Effective Time, UPC shall merge, consolidate or agree to consolidate or merge with or into another Person, then provision shall be made as part of the terms of such transaction that the Person with whom UPC consolidates or merges shall assume UPC's obligations under this Agreement in accordance with its terms.

          11.8 NOTICES.  All notices or other communications which
               -------
are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

          Jefferson:        JEFFERSON SAVINGS BANCORP, INC.
                            15435 Clayton Road
                            Ballwin, Missouri  63011
                            Telecopy Number: (636) 238-4321

                            Attention: David V. McCay
                                       Chairman and Chief Executive Officer

          Copy to Counsel:  LEWIS, RICE & FINGERSH, L.C.
                            500 North Broadway
                            Suite 2000
                            St. Louis, Missouri  63102-2147
                            Telecopy Number:  (314) 241-6056

                            Attention: John K. Pruellage

          UPC:              UNION PLANTERS CORPORATION
                            7130 Goodlett Farms Parkway
                            Memphis, Tennessee  38018
                            Telecopy Number:  (901) 580-2939

                            Attention: Jackson W. Moore
                                       Chairman and Chief Executive Officer

          Copy to Counsel:  UNION PLANTERS CORPORATION
                            7130 Goodlett Farms Parkway
                            Memphis, Tennessee  38018
                            Telecopy Number:  (901) 580-2939

                            Attention: E. James House, Jr.

                            ALSTON & BIRD LLP
                            601 Pennsylvania Avenue, N.W.
                            North Building, 11th Floor
                            Washington, D.C. 20004
                            Telecopy Number:  (202) 756-3333

                            Attention: Frank M. Conner III


          11.9      GOVERNING LAW.  This Agreement shall be governed by
                    -------------
and construed in accordance with the Laws of the State of Tennessee, without regard to any applicable conflicts of Laws, except to the extent that the Laws of the State of Delaware relate to the consummation of the Merger.

          11.10     COUNTERPARTS.  This Agreement may be executed in two
                    ------------
or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

          11.11     CAPTIONS.  The captions contained in this Agreement
                    --------
are for reference purposes only and are not part of this Agreement.

          11.12     INTERPRETATIONS.  Neither this Agreement nor any
                    ---------------
uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all

Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of the Parties.

          11.13     ENFORCEMENT OF AGREEMENT.  The Parties hereto agree
                    ------------------------
that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

          11.14     SEVERABILITY.  Any term or provision of this
                    ------------
Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

          IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.


ATTEST:                               JEFFERSON SAVINGS BANCORP, INC.


By:                                   By:
   --------------------------------      ------------------------------------
   Paul J. Milano                        David V. McCay
   Secretary                             Chairman and Chief Executive Officer



[CORPORATE SEAL]


ATTEST:                               UNION PLANTERS CORPORATION


By:                                   By:
   --------------------------------      ------------------------------------
   E. James House, Jr.                   Jackson W. Moore
   Secretary                             Chairman and Chief Executive Officer

[CORPORATE SEAL]